UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2006
QLOGIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	0-23298 (Commission File Number)	33-0537669 (IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California (Address of principal executive offices)		92656 (Zip Code)
Registrant’s telephone number, including area code: (949) 389-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
     On March 13, 2006, the Compensation Committee of the Board of Directors of the Registrant approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $24.00 per share previously awarded to its employees. As a result of this acceleration, options to acquire approximately 1.2 million shares, or 14% of the Registrant’s outstanding unvested options, became immediately exercisable. The accelerated options have per share exercise prices ranging from $24.19 to $27.87 and would otherwise have vested from time to time over the next two years. Options granted to non-employee directors were not accelerated. All other terms and conditions applicable to the accelerated stock option grants, including the exercise price and number of shares, were unchanged. The following table summarizes unvested and “out of the money” stock options held by the named executive officers included in the Registrant’s most recent proxy statement which were subject to the acceleration and became exercisable on March 13, 2006.

Name	Title	Options Accelerated
H.K. Desai	Chief Executive Officer and President	421,876
Denis R. Maynard	Sr. Vice President, Worldwide Sales and Marketing	46,125
Anthony J. Massetti	Sr. Vice President and Chief Financial Officer	22,314
     The purpose of the acceleration is to enable the Registrant to avoid recognizing compensation expense associated with these options in future periods in its consolidated financial statements, upon adoption of Statement of Financial Accounting Standards No. 123R (Share-Based Payment) in April 2006. Additionally, the Registrant believes that these options have limited economic value and would not provide sufficient retentive value when compared to the future stock option compensation expense. The accelerated options had exercise prices in excess of the closing price of the Registrant’s common stock on March 13, 2006 of $19.82.
     Under Accounting Principles Board Opinion No. 25, the acceleration will not result in recognition of stock-based compensation expense because the exercise price for all stock options subject to the acceleration was in excess of the then current market price of the Registrant’s common stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION
March 14, 2006	/s/ Anthony J. Massetti
Anthony J. Massetti
Senior Vice President and Chief Financial Officer